
                                                                                                EXHIBIT 11


                            MIRAGE RESORTS, INCORPORATED
                         COMPUTATION OF NET INCOME PER SHARE
                                   OF COMMON STOCK


                                                       Three Months                     Nine Months
                                                    Ended September 30,             Ended September 30,
                                                __________________________       _________________________
                                                   1994            1993             1994           1993
                                                __________       _________       __________     __________


     Weighted-average shares outstanding        90,950,529       75,895,377      90,840,068     75,469,090

     Assumed exercise of options at
        average market price                     3,497,474        6,153,763       3,875,141      5,216,570
                                               ___________      ___________     ___________    ___________
     Weighted-average shares outstanding
        and common stock equivalents used
        in the computation of primary
        earnings per share                      94,448,003       82,049,140      94,715,209     80,685,660

     Additional shares issuable upon
        the assumed exercise of options
        at period-end market price                 393,423        1,084,157         131,141      2,021,350
                                               ___________      ___________     ___________    ___________
     Total shares outstanding assuming
        full dilution                           94,841,426       83,133,297      94,846,350     82,707,010
                                               ===========      ===========     ===========    ===========
     Net income                                $36,732,000      $10,374,000     $85,678,000    $36,647,000
                                               ===========      ===========     ===========    ===========
     Primary earnings per share                    $0.39            $0.13           $0.90          $0.45
                                                   =====            =====           =====          =====
     Fully diluted earnings per share              $0.39            $0.12           $0.90          $0.44
                                                   =====            =====           =====          =====